UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                                BARRY, R.G. CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    068798107
                                 (CUSIP Number)



                                February 16, 1999
             (Date of Event Which Requires Filing of This Statement)

                Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |X| Rule 13d-1(b)
                           |_| Rule 13d-1(c)
                           |_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP No. 068798107

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  EIN 23-2856392
                  Schneider Capital Management Corporation

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  /_/
         (b)  /_/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  PENNSYLVANIA

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON  WITH

         5.       SOLE VOTING POWER
                           27,700

         6.       SHARED VOTING POWER
                           None

         7.       SOLE DISPOSITIVE POWER
                           490,000

         8.       SHARED DISPOSITIVE POWER
                           None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           490,000

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  5.0%

12.      TYPE OF REPORTING PERSON
                  IA


Item 1.
         (a)      Name of Issuer
                           BARRY, R.G. CORP.

                                Page 2 of 5 Pages

         (b)      Address of Issuer's Principal Executive Offices
                           RG Barry Corp.
                           13405 Yarmouth Rd., N.W.
                           Pickering, OH  43147

Item 2.
         (a)      Name of Person Filing
                           SCHNEIDER CAPITAL MANAGEMENT CORPORATION

         (b)      Address of Principal Business Office or, if none,
                        Residence
                           460 E. Swedesford Rd., Suite 1080
                           Wayne, PA  19087

         (c)      Citizenship
                           UNITED STATES

         (d)      Title of Class of Securities
                           COMMON STOCK

         (e)      CUSIP Number
                           068798107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15
                  U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(l)(ii)(E);

         (f) [ ]  An  employee   benefit  plan  or endowment fund in accordance
                  with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ]  A parent holding company or control
                  person in accordance with ss.240.13d-1(b)(1)(ii)(G);

                               Page 3 of 5 Pages

         (h) [ ]  A savings association as defined in
                  Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ]  A church plan that is excluded from
                  the definition of an investment company under section 3(C)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  A group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

         (a)      Amount Beneficially Owned
                           490,000

         (b)      Percent of Class
                           5.0%

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                                    27,700

                  (ii)     shared power to vote or to direct the vote
                                    None

                  (iii)    sole power to dispose or to direct the disposition of
                                    490,000

                  (iv) shared power to dispose or to direct the disposition of
                                    None

Item 5.  Ownership  of Five  Percent  or  Less  of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                                    None

Item 7.  Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on
                  By the Parent Holding Company.
                                    N/A

                               Page 4 of 5 Pages

Item 8.   Identification and Classification of Members of the Group.
                                    N/A

Item 9.   Notice of Dissolution of Group.
                                    N/A

Item 10.  Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             2/12/99
                                             Date

                                             GARY P. SOURA, JR.
                                             Signature

                                             GARY P. SOURA, JR.
                                             ASSISTANT VICE-PRESIDENT
                                             Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                  Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                Page 5 of 5 Pages